UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): April 27, 2012
Diamond Resorts Corporation
(Exact name of registrant as specified in its charter)

Maryland	333-172772	95-4582157
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10600 West Charleston Boulevard, Las Vegas, Nevada		89135
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 702-684-8000

             Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On April 27, 2012, Diamond Resorts International Marketing, Inc. (“DRIM”), a subsidiary of Diamond Resorts Corporation (“DRC”), entered into a First Amendment to Marketing Agreement (the “Amendment”) with Quorum Federal Credit Union (“Quorum”). The Amendment amended the Marketing Agreement, dated as of April 30, 2010, between DRIM and Quorum (the “Marketing Agreement”).
The Marketing Agreement, together with the Loan Sale and Servicing Agreement (the “LSSA”), dated as of April 30, 2010, by and among DRI Quorum 2010 LLC, a subsidiary of DRC, Diamond Resorts Financial Services, Inc. a subsidiary of DRC, Quorum and Wells Fargo Bank, National Association, initially provided for an aggregate minimum $40 million loan sale facility and joint marketing venture whereby DRI Quorum 2010 LLC may sell eligible consumer loans and in-transit loans to Quorum on a non-recourse, permanent basis, provided that the underlying consumer obligor is a Quorum credit union member.
The Amendment increased the aggregate minimum of the Quorum loan sale facility to $60 million. The Amendment also extended the term of the Marketing Agreement by providing that the term shall automatically be extended for one year periods following the initial term, provided that either party may terminate the Marketing Agreement at any time with sixty days' written notice to the other party.
The description of the LSSA set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the LSSA, which was previously filed as Exhibit 10.10 to Amendment No. 2 to DRC's Registration Statement on Form S-4 filed on June 21, 2011and is incorporated herein by reference. The descriptions of the Marketing Agreement and the Amendment set forth above do not purport to be complete and are qualified in their entirety by reference to the full text of the Marketing Agreement and the Amendment, which will be filed as exhibits to DRC's quarterly report on Form 10-Q for the period ended March 31, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diamond Resorts Corporation
May 4, 2012	By: /s/ David F. Palmer Name: David F. Palmer Title: President and Chief Financial Officer